EXHIBIT 99.1

FOR IMMEDIATE RELEASE

JAMES P. FOGARTY STEPS DOWN AS CHARMING SHOPPES’ CHIEF EXECUTIVE OFFICER

Anthony M. Romano, EVP Global Sourcing and Business Transformation, Promoted to COO

Retail Industry Veteran Michael Blitzer to Join Board and Assist in CEO Search and Transition

BENSALEM, Pa., October 13, 2010 -- Charming Shoppes, Inc. (Nasdaq: CHRS) (the “Company”) a leading multi-brand apparel retailer specializing in women's plus-size apparel, today announced that James P. Fogarty has stepped down as the Company’s chief executive officer and has resigned from its board of directors. Anthony M. Romano, executive vice-president of global sourcing and business transformation, has been promoted to the position of chief operating officer of the Company, overseeing day-to-day operations.  While the board conducts its search for a new chief executive officer, the Company’s brand presidents and corporate functions will report to Mr. Romano. Michael Blitzer, a principal of corporate advisory firm Portsmouth Partners, LLC, will be joining the Company’s board and will serve as a consultant to the Company as it searches for and transitions to a new chief executive, functioning as a key advisor to Mr. Romano.  In this role, Mr. Blitzer will report to Michael Goldstein, chairman of the board.

“On behalf of our entire board, I would like to thank Jim for his hard work over the course of the past year and a half.  Under his leadership we have made substantial progress in the financial and operational phase of our restructuring by improving our balance sheet; increasing our liquidity; reducing costs; and strengthening our management team,” said Mr. Goldstein. “As we now move to the next phase of building Charming Shoppes' brands with a focus on women’s plus-size apparel, both Jim and the board feel the Company is best served by having an individual with significant retail experience at our helm.”

Mr. Goldstein continued, “We are delighted to recognize Tony’s talents and contributions with his promotion to chief operating officer. We are also pleased to draw on Michael Blitzer’s more than 35 years of experience in the retailing industry during this transition process and on an ongoing basis as a member of our board. Both our board and management team are fully focused on executing well and on taking the necessary steps to improve our performance as our board proceeds with its search for a new leader.”

Mr. Romano, 48, has served as executive vice president global sourcing and business transformation for the Company since February 2009. Prior to joining Charming Shoppes in 2009, he served as executive vice president, chief supply chain officer for Ann Taylor, Inc. from May 2005 through July 2008; as executive vice president, corporate operations for Ann Taylor from March 2004 through May 2005; and as senior vice president global logistics from June 1997 through March 2004. Mr. Romano had previously spent eight years at Charming Shoppes in a variety of operational and financial roles before joining Ann Taylor in 1997. He started his career as a certified public accountant with a predecessor firm to Ernst & Young, and is a summa cum laude graduate of Syracuse University where he was a four-year football letterman and an Academic All-American.

Mr. Blitzer, 61, began his career at Macy’s, serving in several leadership positions. He spent more than 20 years of his career at Phillips-Van Heusen Corporation in various executive merchandising positions in women’s and menswear, accessories and footwear. He served as vice chairman of the Phillips-Van Heusen Corporation from September 1997 until he retired in November 2002.  Since 2002, Mr. Blitzer has worked with a variety of apparel and accessories companies, including Neiman Marcus Group, where he served on the board of directors of Kate Spade, LLC.  He also served on the boards of Charlotte Russe Holdings, Inc. and LeSportsac Inc., assisting in the turnaround efforts of these organizations. In addition to his role at Portsmouth Partners, Mr. Blitzer is currently an advisory partner to Goode Partners LLC, a private equity firm specializing in consumer industries, and a member of the board of directors of Kenneth Cole Productions Inc. and Intermix, LLC. He is a graduate of the University of Rhode Island.

The board has retained Spencer Stuart to lead the search for the Company’s new chief executive officer.

About Charming Shoppes, Inc.

At October 2, 2010, Charming Shoppes, Inc. operated 2,094 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®.  The company also operates the Figi's family of brands, including the holiday food and gifts catalog Figi's® Gifts in Good Taste®, the home and gifts catalog Figi's® Gallery and its wholesale unit Figi's Business Services. At October 2, 2010, the Company operated 850 Lane Bryant and Lane Bryant Outlet stores, 765 Fashion Bug and Fashion Bug Plus stores and 479 Catherines stores.  For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.loop18.com, www.figis.com, and www.figisgallery.com.

Investor Contact:
Gayle M. Coolick, Vice President, Investor Relations
Charming Shoppes, Inc.
215-638-6955

Media Contact:
Dawn Dover
Keskt and Company Incorporated
212-521-4817